Registration No. 333-_________

As filed with the Securities and Exchange Commission on November 29, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Eastern Bankshares, Inc.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	84-4199750
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

265 Franklin Street

Boston, Massachusetts 02110

(Address of Principal Executive Offices)

Eastern Bankshares, Inc. 2021 Equity Incentive Plan

(Full Title of the Plan)

Copies to:

Robert F. Rivers Chief Executive Officer and Chair of the Board of Directors Eastern Bankshares, Inc. 265 Franklin Street Boston, Massachusetts 02110 (800) 327-8376	Kathleen C. Henry, Esq. Executive Vice President, General Counsel and Corporate Secretary Eastern Bankshares, Inc. 265 Franklin Street Boston, MA 02210 (800) 327-8376
(Name, Address and Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share	26,146,141 (2)	$21.38(2)	$559,004,494.58(2)	$51,819.72(2)

(1)

Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Eastern Bankshares, Inc. 2021 Equity Incentive Plan (the “Equity Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Eastern Bankshares, Inc. (the “Company” or the “Corporation”) pursuant to 17 C.F.R. Section 230.416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Determined pursuant to 17 C.F.R. Sections 230.457(h)(1) and 230.457(c) of the Securities Act, based on the average of the high and low prices of the Company’s common stock as reported on the Nasdaq Global Select Market on November 23, 2021.

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. § 230.462 under the Securities Act.

PART I.

Items 1 and 2. Plan Information and Registrant Information and Employee Plan Annual Information

The documents containing the information specified in Part I of this registration statement on Form S-8 (“Registration Statement”) have been or will be sent or given to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act.

Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act (the “Prospectus”).

PART II.

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items):

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (Commission File No. 001-39610), filed with the Commission on March 29, 2021, pursuant to Section 13(a) of the Exchange Act, including information specifically incorporated by reference into the Company’s Form 10-K from the Company’s definitive proxy statement on Schedule 14A, filed with the Commission on April 1, 2021;

(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on May 14, 2021, the Company’s Quarterly Report on Form 10-Q for the quarter ended June  30, 2021, filed with the Commission on August 13, 2021, and the Company’s Quarterly Report on Form 10-Q for the quarter ended September  30, 2021, filed with the Commission on November 10, 2021;

(c) The Company’s Current Reports on Form 8-K filed on January 29, 2021 (filed portion only), April  8, 2021 (filed portion only), April  29, 2021 (filed portion only), May  3, 2021, May  7, 2021, May  21, 2021, July  27, 2021, July  29, 2021 (filed portion only), September  27, 2021, October  6, 2021, October  28, 2021 (filed portion only) and November 12, 2021 (filed portion only); and

(d) The description of the Company’s common stock contained in the Registration Statement on Form 8-A filed with the Commission on October 8, 2020 to register the Corporation’s common stock under the Exchange Act (Commission File No. 001-39610), as updated by Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 29, 2021, including any amendment or report filed for the purpose of updating such information.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

All information appearing in this Registration Statement and the Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

Article 6.4.6 of the Amended and Restated Articles of Organization of the Company (referred to therein as the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such (defined terms used below shall have the meanings ascribed to them in the Amended and Restated Articles of Organization of the Company):

6.4.6 LIMITATION OF LIABILITY OF DIRECTORS. No Director of the Corporation shall have personal liability to the Corporation or its shareholders for monetary damages for breach of his or her fiduciary duty as a Director notwithstanding any provision of law imposing such liability, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for improper distributions under Section 6.40 of the Act, or (d) for any transaction from which the director derived an improper personal benefit; and provided, further, however, that the Corporation shall not make any indemnification payment prohibited by Section 18(k) of the Federal Deposit Insurance Act or the regulations promulgated thereunder by the Federal Deposit Insurance Corporation. No amendment to or repeal of the provisions of this paragraph shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any act or failure to act of such director occurring prior to such amendment or repeal. If the General Laws of Massachusetts are hereafter amended to further eliminate or limit the personal liability of Directors or to authorize corporate action to further eliminate or limit such liability, then the liability of the Directors of this Corporation shall be eliminated or limited to the fullest extent then permitted by the General Laws of Massachusetts as so amended.

Article VI of the bylaws of the Company (referred to therein as the “Corporation”) sets forth circumstances under which directors and officers of the Corporation may be insured or indemnified against liability which they incur in their capacities as such (defined terms used below shall have the meanings ascribed to them in the bylaws of the Company):

ARTICLE VI

INDEMNIFICATION

Section 6.01 Definitions. For purposes of this Article:

(a) “Director” and “Officer” mean, respectively, any Director or Officer of the Corporation who serves or has served in such capacity, and any other person who serves or has served on any committee of the Corporation or as a director or officer of any of its subsidiaries, and any heirs or personal representatives of such person.

(b) “Non-Officer Employee” means any person who serves or has served as an employee of the Corporation or any subsidiary but who is not or was not a Director or Officer, and any heirs or personal representatives of such person.

(c) “Proceeding” means any action, suit or proceeding, civil or criminal, brought or threatened in or before any court, tribunal, administrative or legislative body or agency and any claim which could be the subject of a Proceeding.

(d) “Expenses” means any liability fixed by a judgment, order, decree or award in a Proceeding, any amount reasonably paid in settlement of a Proceeding and any professional fees or disbursements or other expenses reasonable incurred in a Proceeding.

Section 6.02 Indemnified Parties. Except as provided in Section 6.04 and Section 6.05 of this Article VI, each Director and Officer shall be indemnified by the Corporation against any and all expenses incurred by any such Director or Officer in connection with any Proceeding in which such Director or Officer is involved as a result of serving or having served (a) as a Director, Officer or employee of the Corporation (or a corporator, trustee or officer of Eastern Bank Corporation), (b) in any capacity with respect to any employee benefit plan sponsored by the

Corporation or any wholly-owned subsidiary of the Corporation, (c) as a director, officer or employee of any majority-owned subsidiary of the Corporation, or (d) in any capacity with any other corporation, organization, partnership, joint venture, trust or other entity at the request or direction of the Corporation or any majority-owned subsidiary of the Corporation.

Section 6.03 Non-Officer Employees. Except as provided in Section 6.04 and Section 6.05 of this Article VI, each Non-Officer Employee of the Corporation may, in the discretion of the Board of Directors, be indemnified by the Corporation against any and all Expenses incurred by such Non-Officer Employee in connection with any Proceeding in which such Non-Officer Employee is involved as a result of serving or having served (a) as an employee of the Corporation or any subsidiary, (b) in any capacity with respect to any employee benefit plan sponsored by the Corporation or any wholly-owned subsidiary of the Corporation, (c) as a Director, Officer or Employee of any majority-owned subsidiary of the Corporation, or (d) in any capacity with any other corporation, organization, partnership, joint venture, trust or other entity at the request or direction of the Corporation or any majority-owned subsidiary of the Corporation.

Section 6.04 Service at the Request or Direction of Corporation or Majority-Owned Subsidiary. The Corporation shall not be obligated to indemnify any Director, Officer or Non-Officer Employee with respect to serving or having served in any of the capacities described in Section 6.02(d) or Section 6.03(d) of this Article VI unless the following two conditions are met: (a) such service was requested or directed in each specific case by the Chief Executive Officer of the Corporation (or by the chief executive officer of a majority-owned subsidiary) or by a vote of the Board of Directors prior to the occurrence of the event to which the indemnification relates, and (b) the Corporation maintains insurance coverage for the type of indemnification sought. The Corporation shall not be liable for indemnification under Section 6.02(d) or Section 6.03(d) of this Article VI for any amount in excess of the proceeds of insurance received with respect to such coverage as the Corporation in its discretion may elect to carry. The Corporation may, but shall not be required to, maintain insurance coverage with respect to indemnification under Section 6.02(d) or Section 6.03(d) of this Article VI. Notwithstanding any other provision of this Section 6.04, but subject to Section 6.05 of this Article VI, the Board of Directors may, but shall not be required to, indemnify a Director, Officer or Non-Officer Employee under Section 6.02(d) or Section 6.03(d) of this Article VI as to a Proceeding even if one or both of the two conditions specified in Section 6.04 of this Article VI have not been met and even if the amount of the indemnification exceeds the amount of the proceeds of any insurance which the Corporation may have elected to carry, provided that the Board of Directors in its discretion determines it to be in the best interests of the Corporation to do so.

Section 6.05 Good Faith. Except as otherwise provided in this Article VI, the Corporation shall indemnify to the fullest extent permitted by law an Director, Officer or an Non-Officer employee who is a party to the Proceeding under Section 6.02 or Section 6.03 of this Article VI if (A) (i) he or she conducted himself or herself in good faith, and (ii) he or she reasonably believed that his or her conduct was in the best interests of the Corporation or the entity for which he or she is an officer or director or that his or her conduct was, at least, not opposed to such best interests, and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or (B) he or she engaged in conduct for which he or she would not be liable under applicable provision of the MBCA. In the event that a Proceeding is compromised or settled so as to impose any liability or obligation upon an Officer or Non-Officer Employee, no indemnification shall be provided to said person with respect to a matter if there is a determination that with respect to such matter that such person did not act in a manner required for indemnification under Section 6.05 of this Article VI. The determination shall be made by a majority vote of those Directors who are not involved in such Proceeding. However, if more than half of the Directors are involved in such Proceeding, the determination shall be made by a majority vote of a committee of three disinterested Directors chosen at a regular or special meeting of the Board of Directors to make such determination; provided, however, that if there are less than three (3) disinterested Directors, the determination shall be made by an independent legal counsel selected by the disinterested Directors or, if none, by a majority vote of the Board of Directors at a regular or special meeting of the Board of Directors.

Section 6.06 Prior to Final Disposition. Any indemnification provided under this Article VI, in the case of a Director or Officer shall include, and in the case of a Non-Officer Employee may in the discretion of the Board of Directors include, payment by the Corporation of Expenses incurred in defending a Proceeding in advance of the final disposition of such Proceeding upon receipt of an undertaking by such Director, Officer or Non-Officer Employee to repay such payment if such person shall be adjudicated or determined to be not entitled to indemnification under this Article VI.

Section 6.07 Insurance. The Corporation may, but shall not be required to, purchase and maintain insurance to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such person, or arising out of any such status, whether or not the Corporation would have the power to indemnify such person against such liability by law or under the provisions of this Article VI.

Section 6.08 Application of this Article.

(a) This Article VI shall not limit the Corporation’s power to (1) pay or reimburse expenses incurred by Director, Officer or Non-Officer Employee in connection with his or her appearance as a witness in a proceeding at a time when he or she is not a party or (2) indemnify, advance expenses to or provide or maintain insurance on behalf of an employee or agent.

(b) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall not be considered exclusive of any other right to which those seeking indemnification or advancement of expenses may be entitled.

(c) Each person who is or becomes an Officer shall be deemed to have served or to have continued to serve in such capacity in reliance upon the indemnity provided for in this Article VI. All rights to indemnification under this Article VI shall be deemed to be provided by a contract between the Corporation and the person who serves as an Officer at any time while these bylaws and the relevant provisions of the MBCA are in effect. Any repeal or modification thereof shall not affect any rights or obligations then existing.

(d) If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VI (including, without limitation, each portion of any sentence of this Article VI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

(e) If the laws of the Commonwealth of Massachusetts are hereafter amended from time to time to increase the scope of permitted indemnification, indemnification hereunder shall be provided to the fullest extent permitted or required by any such amendment.

(f) Nothing in this Article shall be construed as authorizing the indemnification of any Director, Officer or any Non-Officer Employee for Proceedings or Expenses that would be prohibited by federal banking laws or regulations including applicable provisions of 12 C.F.R. Section 359.

The Corporation also maintains director and officer liability insurance which provides for protection of the directors and officers of the Corporation and its subsidiaries against liabilities and costs which they may incur in such capacities, including liabilities arising under the Securities Act of 1933, as amended.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. List of Exhibits

Regulation S-K Exhibit Number	Document

4	Form of Common Stock Certificate (Incorporated by reference to Exhibit 4 to the Registration Statement on Form S-1 (File No. 333-239251) originally filed by the Company under the Securities Act, with the Commission on June 18, 2020, and all amendments or reports filed for the purpose of updating such description)

5	Opinion of Luse Gorman, PC

10.1	Eastern Bankshares, Inc. 2021 Equity Incentive Plan (incorporated by reference to Appendix A to the definitive proxy statement for the Special Meeting of Shareholders of Eastern Bankshares, Inc. (File No. 001-39610), filed under the Exchange Act on October 15, 2021.)

10.2	Form of Restricted Stock Award Agreement

23.1	Consent of Luse Gorman, PC (contained in Exhibit 5)

23.2	Consent of Ernst & Young LLP (Independent Registered Public Accounting Firm)

24	Power of Attorney (contained on signature page)

Item 9. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (section 230.424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fees” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs 1(i) and 1(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on November 29, 2021.

EASTERN BANKSHARES, INC.

By:	/s/ Robert F. Rivers
Robert F. Rivers
Chief Executive Officer and Chair of the Board of Directors
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Eastern Bankshares, Inc. (the “Company”) hereby severally constitute and appoint each of Robert F. Rivers, James B. Fitzgerald and Kathleen C. Henry, acting jointly and severally, as our true and lawful attorney(s) and agent(s), to do any and all things in our names in the capacities indicated below which said may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock to be granted and shares of common stock to be issued upon the exercise of stock options to be granted under the Eastern Bankshares, Inc. 2021 Equity Incentive Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Robert F. Rivers, James B. Fitzgerald and Kathleen C. Henry shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Robert F. Rivers Robert F. Rivers	Chief Executive Officer and Chair of the Board of Directors (Principal Executive Officer)	November 29, 2021

/s/ James B. Fitzgerald James B. Fitzgerald	Chief Financial Officer (Principal Financial Officer)	November 29, 2021

/s/ David A. Ahlquist David A. Ahlquist	Principal Accounting Officer	November 29, 2021

/s/ Richard E. Holbrook Richard E. Holbrook	Director	November 29, 2021

Signatures	Title	Date

/s/ Richard C. Bane Richard C. Bane	Director	November 29, 2021

/s/ Luis A. Borgen Luis A. Borgen	Director	November 29, 2021

/s/ Joseph T. Chung Joseph T. Chung	Director	November 29, 2021

/s/ Paul M. Connolly Paul M. Connolly	Director	November 29, 2021

/s/ Bari A. Harlam Bari A. Harlam	Director	November 29, 2021

/s/ Diane S. Hessan Diane S. Hessan	Director	November 29, 2021

/s/ Deborah C. Jackson Deborah C. Jackson	Director	November 29, 2021

/s/ Peter K. Markell Peter K. Markell	Director	November 29, 2021

/s/ Greg A. Shell Greg A. Shell	Director	November 29, 2021

/s/ Paul D. Spiess Paul D. Spiess	Director	November 29, 2021